Exhibit (d)

1345 Avenue of the Americas New York, NY 10105 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

Deutsche Bank Trust

Company Americas (the “Depositary”)

60 Wall Street

New York, New York 10005

February 25, 2013

Ladies and Gentlemen:

American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) in respect of ordinary shares (the “Shares”) of Tenaris S.A. (the “Company”)

1	We have acted as your special United States counsel in connection with the execution by you and the Company of the Amended and Restated Deposit Agreement to be entered into (the “Deposit Agreement”) relating to the ADRs and the ADSs. The ADSs and the ADRs that evidence the ADSs are being registered under the U.S. Securities Act of 1933 (the “Securities Act”) on a registration statement on Form F-6 (the “Registration Statement”).

2	This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

3	For the purpose of this opinion, we have examined the Deposit Agreement, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Company has the power to execute and deliver the Deposit Agreement and perform its obligations thereunder, that the Deposit Agreement has been duly and validly authorized, executed and delivered by the Company, that the ADSs and the ADRs conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4	In our opinion, when the Registration Statement has become effective under the Securities Act, the Deposit Agreement and the ADRs evidencing the ADSs have been executed and delivered

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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by the Depositary and the ADRs evidencing the ADSs have been issued by the Depositary against the deposit of the Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued, and persons in whose names such ADRs are registered shall be entitled to the rights specified therein and in the Deposit Agreement.

5	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Linklaters LLP

Linklaters LLP